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                                                                    EXHIBIT 10.8

                                   AGREEMENT

     This Agreement is made and entered into as of March 10, 2000, by and between MTVN ONLINE, L.P., a Delaware limited partnership, with its principal place of business located at 770 Broadway, 10th floor, New York, New York 10012 ("MTVi"), and BEATNIK, Inc., a California corporation, with its principal place of business located at 2600 S. El Camino Real, San Mateo, CA 94403 ("Beatnik").

     WHEREAS, MTVi and its Affiliates operate Internet Websites that offer music, music-videos and other entertainment related content and advertising;

     WHEREAS, Beatnik has developed software technology that enables visitors to Internet Websites to hear audio content and to manipulate the content as entertainment;

     WHEREAS, the parties hereto desire to incorporate the Beatnik products and Beatnik enabled audio content on MTVi and its Affiliate Websites;

     WHEREAS, the parties desire to promote the Beatnik products on MTVi and its Affiliate Websites;

     NOW THEREFORE,

     The parties hereto agree as follows:

1.   Definitions.

     (a) "Affiliate" means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a party to this Agreement. Without limiting the foregoing, the parties acknowledge that Viacom International, Inc. and MTV Networks are Affiliates of MTVi.

     (b) "Application" means any computer file and any rights therein owned or licensed by Beatnik that can be rendered into audio on a User's computer in conjunction with the Beatnik player, Remix Engine or MixMan Studio software including without limitation GrooveGrams and "Remixes" and that are made generally available by Beatnik to its customers.

     (c) "Beatnik Content" means any computer file owned or licensed by Beatnik including any in Beatnik's archives that can be rendered into audio either by cooperating with a user's Internet browser as a plug-in module and/or by the user using the Beatnik player software or the MixMan Studio software. Beatnik Content shall include, without limitation, any "D-plate," any Application, the 100 audio files contained within the Headspace Library usable with the S-Track feature on the MTV Affiliate Sites and any sound components contained within the Beatnik Licensing Portal.

     (d) "Beatnik Technology" means the Beatnik GrooveGram Remix Engine API, the QuickClip API, the Easysonifier API, the Beatnik Player, version 2.5, the
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Beatnik Editor and the Beatnik Converter, in the form distributed by Beatnik generally as of January 31, 2000, plus any new versions or upgrades of such software made generally available by Beatnik to its customers during the term of this Agreement.

     (e) "Beatnik Website" means www.beatnik.com or any other URL owned, operated or controlled by Beatnik, including any mirror sites, caching servers or equivalent devices.

     (f) "Co-Branded" means the placement of one or more Beatnik brands in close proximity to one or more MTVi brands on any given webpage, product, or product packaging for the purposes of promotion or source designation of goods and services in accordance with this Agreement.

     (g) "Confidential Information" means all non-public information of a party and its affiliates including, without limitation, information relating to the party's technology, business strategy (either as then being conducted or proposed to be conducted), know-how, marketing, suppliers, customers, sources of materials, finances, accounting, business relationships, employees, and trade secrets. The obligations set forth in Section 21 with respect to Confidential Information shall not apply to (i) any information that enters the public domain through no fault of a party bound hereby, (ii) any information that is made available to a party from a source other than the other party, which information is not subject to a confidentiality agreement, or (iii) any information that is developed by a party independently, without use of or reference to the other party's Confidential Information.

     (h)  "Effective Date" means the date of this Agreement.

     (i) "GrooveGram" means the interactive remixes that Beatnik creates by breaking a sound recording down into its musical components (such as guitar, bass, drums and vocal tracks) or parts thereof and putting them into the Beatnik RMF format on separate tracks that can be easily remixed using Beatnik's proprietary Remix Engine in a musically cohesive way on any JavaScript-enabled web browser.

     (j) "Headspace Library" means the library of compositions which are generally made available in the RMF formatted medium embodying masters for use as musical accompaniment to enhance a featured audio, visual or audio-visual performance made available by Beatnik.

     (k) "Impression" means the appearance on any webpage hosted on any MTVi Affiliate Site that is viewed by a User of either: (i) any hyperlink to any Beatnik Application, any Co-Branded Page, any Beatnik related download or any Website under the control of Beatnik or its Affiliates or (ii) any Beatnik or Beatnik owned logo, trademark, or product designation. Notwithstanding the foregoing, Impressions will not include any of the items listed in subsections
(i) or (ii) which are provided as part of the additional advertising or sponsorships purchased by Beatnik pursuant to Section 4 of this Agreement. The maximum number of Impressions counted for any single Webpage load shall be four
(4).
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     (l)  "Licensing Portal" means the Beatnik website (beatnik.com or its successors) made generally available by Beatnik through which the public can purchase licenses to music, sound effects and other sound components from Beatnik's sound libraries to be used to incorporate sound effects into the design of a website.

     (m)  "MTVi Affiliate Site(s)" means:  (i) www.mtv.com; (ii) www.vh1.com;
(iii) www.sonicnet.com; (iv) any other universal resource locator (URL) under common ownership, control or operation with MTVi; and (v) a URL in which Viacom owns a substantial equity interest and is branded and/or presented to users solely as an "MTV" Website. MTVi Affiliate Sites shall also include mirror sites, caching servers or equivalent devices whose distribution function for purposes hereunder is determined solely by actions directed at the top level domains listed in the foregoing clauses (i) through (v).

     (n) "MTV Named Sites" means the following sites: (i) www.mtv.com, www.vh1.com; and www.sonicnet.com, and (ii) any other site mutually agreed upon by the parties, including mirror sites, caching servers or equivalent devices whose distribution function is determined solely by actions directed at the top level domains listed in the foregoing clauses (i) and (ii).

     (o) "Net Revenues" means amounts actually received for each D-Plate or Mixman Studio license sold for which MTVi is entitled to receive a commission pursuant to Section 3.2(d) of this Agreement, less any returns, chargebacks, discounts, rebates, taxes, duties, insurance and customer shipping charges.

     (p) "Remix Engine" means that portion of Beatnik's proprietary technology that is contained in the GrooveGram and used in conjunction with the Beatnik Player to permit the Internet end user to manipulate the RMF Formatted files.

     (q) "Sonify" means integrate Beatnik sourced sound components into a Website such that Users who have downloaded the appropriate Beatnik browser plug-in software module will hear such sound components when interacting with certain elements on the Website.

     (r)  "Term" is defined in Section 20 below.

     (s) "Top Line Artist" means any musical performer who has either (i) in the last year reached the top 30 North American concert ticket gross sales in the last year as stated by Billboard, (ii) has sold at least one million album copies in aggregate over the last two years, (iii) has sold at least five hundred thousand single copies in aggregate over the last one year, (iv) is or was listed on the Billboard Top 50 during the last eighteen months, (v) during the past year is an emerging hot artist based on at least five (5) mentions in the on-line reviews, press reviews or club scene articles listed on Schedule A attached hereto, (vi) is popular on the world wide web as measured by being one of the artists with the highest number of chats as determined by three online reviews listed on Schedule A attached hereto within the last year, (vii) has been a subject of any top 100 searches during any month within the last six months using the following search mentions in the on-line reviews, press reviews or club scene articles listed on Schedule A attached hereto, (vi) is popular on the world wide web as measured by being one of the artists with the highest number of chats as determined by three online reviews listed on Schedule A attached hereto within the last year, (vii) has been a subject of any top 100 searches during any month within the last six months using the following search
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engines: Yahoo, Lycos, Alta Vista and Listen.com, (viii) has been during the past year or is scheduled to be an MTV featured artist; or (ix) any artist as mutually agreed upon by the parties.

     (t)  "Users" means individual visitors to the MTVi Affiliate Sites.

     (u)  "Viacom" means Viacom International Inc., a Delaware corporation.

     (v) "Website" shall mean any specific or unique physical or logical address on that portion of the publicly available network of computer networks commonly referred to as the Internet and also known as the "World Wide Web."

2.   Content Integration.

2.1. Beatnik Content and Applications.

     (a)  During each Development Period (defined below), pursuant to this
Section 2.1 throughout the Term, Beatnik shall use commercially reasonable efforts to license and make available to MTVi at least one Application that MTVi shall be permitted to link to for at least a forty-five (45) day period from one or more web pages within at least one MTVi Named Site, produced by or for Beatnik with a Top Line Artist who is selected in accordance with Section 2.1(c), such MTVi Named Site and web page to be chosen by MTVi in its sole discretion based on the genre of such artist, the genre of the Application and any desire to provide branded product or event tie-ins (the "Featured Application"). Any Featured Application that is linked from any home page of an MTVi Named Site shall be exclusive to MTVi, and shall not be licensed by Beatnik to appear on any other Website, whether controlled by Beatnik or otherwise, for a period of forty-five (45) days beginning on the day the link to the Application first appears on such home page. Any Featured Application shall appear to reside on the applicable MTVi Named Site but will be hosted on and distributed from Beatnik controlled servers in accordance with the terms of this Agreement.

     (b) Throughout the Term, MTVi shall place at least one hyperlink that links to one Featured Application (the "Home Page Promotion") (i) on the home page of mtv.com for at least seven (7) days during the 30 day period following delivery of the Featured Application and (ii) on a webpage one click below the home page of mtv.com for at least three (3) additional days during such 30 day period. The Home Page Promotion link shall be denoted by a hyperlink which (x) if on the mtv.com home page, shall be a text link appearing above the "MTV at a glance" line, (y) if on the mtv.com home page but appearing below such line, shall be a text link with at least two lines of text, one of which will be the name of the Top Line Artist in such Featured Application, or (z) if on any other MTVi Affiliate Site home page, shall be a graphical link or button whose appearance shall be governed by the terms hereunder.

     (c) On the first day of each month, Beatnik shall deliver to MTVi a list of at least three Top Line Artists ("Artist List") from which MTVi may select one Featured Application. At the time Beatnik delivers the Artist List to MTVi, Beatnik will use commercially reasonable efforts to inform MTVi of the parameters of and limitations on
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promotional activities related to such Featured Application known to Beatnik.
MTVi shall select one, two or three of such Top Line Artists for such Featured Application for the month within ten (10) business days of its receipt of the Artist List. Beatnik shall use commercially reasonable efforts to deliver one Featured Application monthly within thirty (30) days ("Development Period") after MTVi's notice to Beatnik of MTVi's selection of Top Line Artist. Once MTVi has delivered such notice of its selection of Top Artists to Beatnik, as information on additional limitations with respect to such choices becomes available to Beatnik, Beatnik shall promptly provide MTVi written notice of such additional limitations applicable to the corresponding selections for the Featured Application. MTVi may reject any of the selections for the Featured Application based only on (i) any such additional limitations provided in the most recent written notice from Beatnik or (ii) combination of such additional limitations provided in the most recent written notice from Beatnik together with the limitations previously disclosed to MTVi by Beatnik, so long as such rejection is provided within five (5) business days after MTVi's receipt of such written notice of the limitations on which MTVi is basing such rejection; provided, however, it is agreed MTVi cannot base any such rejection on
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limitations or parameters that MTVi has otherwise agreed to in this Agreement.
If MTVi rejects all of its selections for the Featured Application (for a month) pursuant to the foregoing, then (x) Beatnik will use commercial reasonable efforts to propose other choices of Top Line Artists for the Featured Application, (y) MTVi will use commercially reasonable efforts to propose one artist for a Featured Application, and (z) if the delivery of the Featured Application is not made within the applicable Development Period, MTVi will be deemed to have fulfilled the obligations under Section 2.1(b) during such 30 day period under this Agreement for the purposes of determining whether the related milestone event has occurred. For the purposes of this Section 2.1(c) only, written notice may be provided by a E-mail or facsimile in each case with receipt thereof confirmed, in addition to the methods specified in Section 18. The current running promotions with Lucy Pearl and Smash Mouth are deemed to satisfy Beatnik's obligations under the first two months of the Term for purposes of Section 2.1 and when MTVi has complied with the requirements of
Section 2.1(b) with respect to any such Featured Application, MTVi shall be deemed to have met its obligations with respect to such Featured Application and the related milestone event shall be deemed to have occurred.

     (d) All Featured Applications shall be compatible with and playable by the standard Beatnik plug-in module or some other Beatnik software module made available to the public by Beatnik at no charge.

     (e) Beatnik shall have the right to disclose to its potential third party licensors that the Featured Application may be displayed via the MTVi Affiliate Sites and that such MTVi Affiliate Sites may link to such Featured Application.

     (f) Any MTVi Affiliate Site using or distributing the Beatnik Content pursuant to this Section 2.1 shall include the name and logo of Beatnik, in compliance with Beatnik's Trademark Usage Guidelines attached hereto as Schedule C.
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     (g)  In any monthly period during the term that Beatnik fails to deliver a
Featured Application from among MTVi's choices made by MTVi in accordance with the terms hereunder, due to reasons other than any delay substantially resulting from MTVi's failure to provide timely notice of MTVi's selections of Top Line Artists, MTVi shall be deemed to have met its obligations under Section 2.1(b) for such month and for the purposes of determining whether the related milestone event has occurred. Any failure of Beatnik to adequately host the Featured Application shall not in any way require MTVi to take any further action in order to meet its obligations hereunder. Notwithstanding anything to the contrary herein, MTVi shall not be obligated to provide a Home Page Promotion more than twelve (12) times in any annual period.

2.2. Co-Branded Pages.

     (a) Within thirty (30) days after the Effective Date, MTVi shall provide Beatnik a proposed production schedule for the design and creation of Web pages to appear on the MTVi Named Sites incorporating music-related content, subject to the terms and conditions hereunder (the "Co-Branded Page"). Within fifteen
(15) days of delivery of such proposed production schedule, Beatnik shall either approve the production schedule or the parties will mutually agree on an amended production schedule for such design and creation. The Co-Branded Pages will be placed on one or more of the MTVi Named Sites. The Co-Branded Pages may also be placed on other MTVi Affiliate Sites by mutual agreement of the parties. The Co-Branded Pages will be continuously hosted for the duration of this agreement and will appear and be hosted completely on the MTVi Named Site. Except for any Application, MTVi will have sole responsibility for hosting and maintaining the Co-Branded Pages at its sole expense. The Co-Branded Pages shall only be viewable by a visitor who links to them directly from a hyperlink placed on a MTVi Named Site or the Beatnik Website or through a stored URL (e.g., bookmark or similar index storage mechanism).

     (b) Each Co-Branded Page will display certain proprietary features of both the MTVi Named Site and Beatnik, including trademarks, logos, or links to either Beatnik Content, Applications, or MTVi content. MTVi and Beatnik will collaborate on the "look and feel" of the Co-Branded Pages including, but not limited to, the display, appearance and placement of the parties' respective names and/or brands and of advertising displayed on the Co-Branded Pages. The "look and feel" of the Co-Branded Pages shall be developed by MTVi, subject to the reasonable approval of Beatnik. Notwithstanding the foregoing, in no case shall MTVi be obligated to include any Beatnik Content on the Co-Branded Pages which is co-branded with any third party without the prior written consent of MTVi.

     (c) MTVi shall place at least five (5) hyperlinks from five (5) different webpages residing anywhere within the MTVi Named Sites to the Co-Branded Pages, three (3) of which will reside on the mtv.com Website. If any artist whose work appears on a Co-Branded Page expressly requires that Beatnik hyperlink to the artists' webpages, MTVi shall permit Beatnik to include such a hyperlink on any Application that may be linked to via such Co-Branded Page, subject to MTVi's prior approval in regards to the
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hyperlink's appearance and in accordance with the rights and restrictions contained in the grant.

     (d) Beatnik shall host any and all Applications that are mutually agreed upon as elements of the Co-Branded Pages. Beatnik shall make its reasonable efforts to furnish Applications for such purpose, including procuring any underlying intellectual property rights necessary, and to adequately host and maintain such Applications in the manner necessary in order for MTVi to fulfill its obligations to Beatnik hereunder.

     (e) As between MTVi and Beatnik, MTVi shall own the copyright in and to the Co-Branded Pages, except the Beatnik Content, the Beatnik Technology, Beatnik Marks and Applications owned by Beatnik or its licensors, as applicable. Nothing in the foregoing shall grant or transfer ownership or any right to the Beatnik name and logo, Beatnik Content, Beatnik Technology or Applications to MTVi. As between MTVi and Beatnik, Beatnik will own all right title and interest in and to the Beatnik Content, Beatnik Technology, Beatnik Marks and Applications.

2.3. MTVi Webpage Background Music.

     (a) During the Term of, and subject to the terms of, this Agreement, Beatnik shall provide MTVi, on a non-exclusive basis, one hundred (100) different music clips, from those clips made available by Beatnik from the Headspace Library, to be used as webpage background music on any MTVi Affiliate Site, as determined by MTVi in its sole discretion (the "S-Track Clips"). The S-Track Clips shall be compatible with and playable by the standard Beatnik plug-in or some other Beatnik software made available to the public at no cost. Beatnik will make available such S-Track Clips within five (5) days of the Effective Date. In no case shall an S-Track Clip contain any sound component that has not been cleared by Beatnik for the use in accordance with this Agreement as contemplated by Section 15. If and during the time in which, MTVi uses any S-Track Clip on an MTVi Affiliate Site, MTVi will promote the S-Track feature via a hyperlink on the applicable MTVi Affiliate Site no more than one click below the homepage, which hyperlink will be included for so long as the S-Track Clip is being used by such MTVi Affiliate Site.

     (b) MTVi will Sonify at least ten (10) webpages on the MTVi Named Sites, none of which may be more than two (2) clicks below the homepage of such Site. MTVi shall make its reasonable efforts to refresh at least five (5) of such webpages each month during the term of this Agreement.

     (c) Beatnik will provide MTVi with access to Beatnik's Licensing Portal and a credit of fifty thousand dollars ($50,000) solely for use against purchases of licenses to music, sound effects and other sound components from the Licensing Portal. Purchases made through the Licensing Portal will be subject to the terms and conditions applicable to the Licensing Portal, including without limitation, the prices set forth therein. In the event MTVi begins to use any item included in the Licensing Portal, except for the S-Track Clips used pursuant to Sections 2.3(a), MTVi will permit Beatnik to (i) develop, use and publish in trade publications one success story regarding this Agreement and the
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relationship reflected herein, the text of which will be subject to MTVi's prior approval and (ii) use and publish the MTVi trademark in Beatnik's upcoming print ad campaign solely to the trade, subject to MTVi's approval of each use, and further subject to MTVi's Trademark Usage Guidelines, attached hereto as Schedule D. Beatnik will be responsible for all development and costs associated with the print ad campaign and the success story publication. MTVi agrees to use commercially reasonable efforts to review such success story and print ads in a timely manner.

3.   Beatnik Promotion.

3.1. General. Subject to the terms of this Agreement, throughout the Term, the package of placements, promotions and links for the Beatnik Site on the MTVi Affiliate Sites as described in Section 2 of this Agreement shall conform with the following requirements:

     (a) Except to the extent otherwise expressly described herein, the appearance of the Beatnik promotional vehicles on the MTVi Affiliate Sites will be as mutually agreed by the parties and will be subject to (i) final approval of MTVi and Beatnik, such approval to be based on the reasonable business judgment of MTVi and Beatnik and not to be unreasonably withheld or delayed, and
(ii) standard, generally applicable technical limitations.

     (b) MTVi reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of any portion of the MTVi Affiliate Sites. In the event such modifications materially affect the promotional placements for Beatnik described above, MTVi will promptly notify Beatnik and provide Beatnik with a comparable package of promotional placements which are reasonably satisfactory to Beatnik. No such redesign or modification to the MTVi Affiliate Sites provided for in this Section will affect the Impressions guarantee in this Agreement.

     (c) No Beatnik button, banner, or logo: (i) shall have dimensions larger than 468 pixels wide by 60 pixels high, (ii) shall contain more than six seconds of "looped" animation, (iii) be a file size of no greater than 20K, or (iv) shall be "interruptive ads," which includes but is not limited to Interstitial or pop-up ads. All banner advertisements, buttons or logos provided by Beatnik must be in compliance with all applicable federal, state and local laws, rules and regulations, including, without limitation, consumer protection laws and rules and regulations governing product claims, truth in labeling, and false advertising. The foregoing limitations on the Beatnik buttons, banners and logos are based on the industry standard, and if the industry standard changes, then the limitations will be adjusted accordingly, subject to the mutual agreement of the parties not to be unreasonably withheld.

     (d)  During the Term, MTVi shall deliver at least 2 Million Impressions per month in aggregate; provided, however, that at least 80% of such Impressions per month must be on MTVi Named Sites. On a quarterly basis, MTVi will deliver to Beatnik a report that describes (in reasonable detail) MTVi's calculation of Impressions delivered during the previous month.
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     (e)  In the event that MTVi fails to deliver the guaranteed number of
Impressions specified above, MTVi will "make good" the shortfall by providing Beatnik with a number of substitute Impressions equal to such shortfall by providing additional hyperlinks to Beatnik content on the MTVi Affiliate Sites as soon as reasonably possible, but in no event later than sixty (60) days after the month in which such shortfall occurred; provided that if the shortfall occurs in the number of Impressions applicable to the MTVi Named Sites, only Impressions on such MTVi Named Sites may be used to "make good" the shortfall. If MTVi is unable to "make good" the shortfall within such sixty (60) day period, MTVi will provide Beatnik with an equivalent number of Impressions as part of the additional advertising provided to Beatnik pursuant to Section 4, without charge. The foregoing "make good" provision sets forth the entire liability of MTVi, and Beatnik's sole remedy, for MTVi's breach of its guaranteed Impression obligations.

     (f) If any Featured Application or Application appearing on the Co-Branded Pages contain a hyperlink to another Application, such linked Application must appear on a Co-Branded Page. Any instant buy buttons that appear on any Application accessed through the Co-Branded Pages shall comply with the requirements of any MTVi Affiliate Site e-commerce contractual requirements. No Application accessed from the Co-Branded Pages will contain any advertising other than as expressly permitted herein. At the time any Featured Application or any other Application linked to by the Co-Branded Pages requests an email address from the User, such Application shall also prompt the User with an announcement that the User has the option to sign-up for a newsletter mailing list for an MTVi related newsletter.

3.2. Other Promotions.

     (a) MTVi will permit Beatnik use of its logo in Co-Branded in-store promotions of Beatnik's products, including at least one Co-Branded Mixman product including D-plates produced by Beatnik at its own expense. MTVi will have the right to prior written approval for such use.

     (b) At the beginning of each quarter during the Term, MTVi shall draft a press release announcing the progress of any of the activities described in this Agreement, including that Beatnik is the featured technology platform for user interactive music remix web browsing tools for MTVi. Beatnik shall provide MTVi with quotes and product specifications for the press release. Any such press release shall be subject to Beatnik's comments and approval in its sole discretion. Any press release mutually agreed by prior written consent of both parties shall be promptly released. Upon execution of this Agreement, MTVi and Beatnik shall prepare and release a press release announcing this relationship, the content of which will be mutually approved by the prior written consent of both parties. Notwithstanding the foregoing, each party agrees that it shall not use the name, logo or otherwise refer to the other party or the existence of this agreement (directly or indirectly) in any media release, public announcement, public disclosure or promotional campaign without the prior written consent of the other party, which consent shall not be unreasonably withheld, except as required by law. Each party further agrees that no press release shall be released if either

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                                                                              10

party reasonably believes that such press release would violate any federal securities law or any rule or regulation promulgated by the Securities and Exchange Commission or any securities law or regulation of any state.

     (c) MTVi will negotiate with Beatnik in good faith to enter into a separate agreement with Beatnik whereby Beatnik shall co-produce Co-Branded content, including a "D-plate" for the exclusive use by MTVi Affiliate Sites.

     (d)  (i)   During the term of this Agreement, MTVi will offer the Mixman
Studio product and D-plates for sale on the MTVi Named Sites, and MTVi may offer such items on MTVi Affiliate Sites or the MTVi branded download area which may be hosted by a third party and, in each case, on webpages to be specified by mutual consent of the Parties. Beatnik will pay MTVi as a commission a percentage of Net Revenues for each sale of the Mixman Studio or D-plates made by Beatnik to a User (i) during the same session in which such User linked from any MTVi Affiliate Site directly to the Beatnik Site or (ii) via download of the Mixman Studio product or D-plates, as applicable, from a MTVi Affiliate Site. The percentage of Net Revenues to be paid or retained by MTVi with respect to such sales shall be as set forth on a schedule to be agreed upon between the parties.

          (ii) Within thirty (30) days following the last day of each calendar month in which each party shall submit to the other party a complete and accurate report stating the total number of D-plates sold and the total number of Mixman Studio licenses sold during such calendar month by the reporting party for which MTVi is entitled to a commission pursuant to Section 3.2(d) of this Agreement and indicating the total Net Revenues and total associated commissions owed, accompanied by the appropriate payment as follows: (x) In the case of MTVi, MTVi will pay to Beatnik the Net Revenues from such sales made during such month, less MTVi's applicable commission and (y) in the case of Beatnik, Beatnik will pay to MTVi the amount of the commission payable on sales of D-plates and Mixman Studio licenses made by Beatnik. All payments will be made in U.S. dollars. Time of payment is of the essence under this Agreement. All amounts owed hereunder not paid within thirty (30) days of the date when due and payable will bear interest from the date such amounts are due and payable at the per annum rate published by Citibank, N.A. as its "prime rate."

          (iii) During the term of this Agreement and for three (3) years after its termination, each party agrees (x) to retain all usual and proper records and books of account and all usual and proper entries relating to sales of D-plates and Mixman Studio for which MTVi is entitled to a commission and (y) to allow the other party's representative to audit the reporting party's documents, financial statements and business records relevant to the transactions set forth in Section 3.2(d)(i) in order to verify the reporting party's compliance with the terms of this Section 3.2(d). Any audit shall be conducted during regular business hours on reasonable prior notice. Any audit shall be conducted by an independent certified public accountant selected by the auditing party and acceptable to the reporting party (but the reporting party may not unreasonably withhold or delay such acceptance). If the audit reveals any underreporting of amounts due the auditing party, then the reporting party shall within thirty
(30) days after notice
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                                                                              11

thereof pay the auditing party the full amount of the underpayment and any accrued interest running from the date payments should have been made had the reports been accurate. If the reporting party's underreporting for any quarterly period exceeds five percent (5%) of total amount due to the auditing party for such period, then the reporting party shall reimburse the auditing party for all reasonable costs of the audit.

     (e) MTVi will use commercially reasonable efforts to provide a joint web collaboration and event promotion mentioning Beatnik for the MTV Spring Break tour, MTV Music Awards or similar events in which MTVi is involved.

     (f) MTVi will use commercially reasonable efforts, with Beatnik's acknowledgment, to cooperate with MTVi's television programming division to consider using MTVi online content, which incorporates Beatnik Technology or Beatnik Content in one or more MTV's TV properties.

     (g) MTVi will use commercially reasonable efforts to facilitate business discussions between Beatnik and the various divisions/affiliates of Viacom. An agreement, if any, between Beatnik and one or more such divisions/affiliates shall be the subject of a separate agreement. Any technology license entered into in conjunction with any such agreement shall be on substantially similar terms as the license granted in Section 6(a).

     (h) MTVi will incorporate Beatnik QuickClips in the "Emerging Artists" initiative and use commercially reasonable efforts to incorporate Beatnik QuickClips in the MTVi branded download area which may be hosted by a third party. Beatnik covenants that any Beatnik software malfunction that causes Users to lose control of the User's soundcard shall be repaired and a workaround provided to MTVi in a reasonably prompt time frame.

4.   Additional Advertising.

     (a) Beatnik agrees to purchase additional advertising and promotional sponsorships from MTVi during the Term up to the minimum amount of US $1 Million (one million dollars) during the 12 month period beginning on the Effective Date and US $2 Million (two million dollars) during the 12 month period beginning on the first anniversary of the date of this Agreement. The advertising and promotional sponsorship opportunities available will be offered by MTVi to Beatnik on pricing terms in conformity with specified parameters set forth on a schedule to be agreed upon by the parties.

     (b) Promptly after the date hereof and at the beginning of each quarter throughout the Term, an advertising and sponsorship plan will be developed jointly by the parties and will be subject to the mutual agreement of the parties. MTVi will designate a dedicated advertising account manager for Beatnik. The account manager will be available during normal business hours to cooperate with Beatnik in developing the plan. Beatnik and the MTVi representatives from the advertising and sales group will meet once per quarter to review the account and plan the following quarter's activities.

Beatnik's designated manager will attend this quarterly meeting as will a Vice President or Senior Vice President of Ad Sales of MTVi. The first meeting will be scheduled to occur within twenty-one (21) days of the execution date of this agreement.

     (c) Payments for such advertising and sponsorships shall be made within thirty days of Beatnik's receipt of a proper invoice therefor in immediately available funds payable to MTVN Online, L.P. and paid by wire transfer or check to an account specified in a funding memorandum to be delivered to Beatnik at least 10 days before the first (or in the case of any change in such account, the next) payment is due. Time of payment is of the essence under this Agreement. All amounts owed hereunder not paid within thirty (30) days of the date when due and payable will bear interest from the date such amounts are due and payable at the per annum rate published by Citibank, N.A. as its "prime rate."

5.   Limitations on Hyperlink Destinations.

     Notwithstanding anything to the contrary herein, at no time shall MTVi be obligated to place on the Co-Branded Pages hosted by MTVi any Application or any other Co-Branded promotional material containing hyperlinks, logos or other designations of any website owned, controlled by, or under the common control of ArtistDirect.com, MP3.com, Launch.com, Spinner.com, the proprietary music site on aol.com, music.aol.com, RollingStone.com, or Emusic.com/tunes.com.

6.   Technology License.

     (a) Subject to and in accordance with the terms, conditions, restrictions and limitations contained in this Agreement, Beatnik grants to MTVi and the MTVi Affiliate Sites, a world-wide, royalty-free, non-exclusive, license (subject to termination pursuant to Section 20 by Beatnik) to (i) use the Beatnik Technology for the sole purpose of rendering sound effects on the MTVi Affiliate Sites,
(ii) distribute the Beatnik GrooveGram Remix Engine API, the QuickClip API, and the Easysonifier API, solely to Users of the MTVi Affiliate Sites, and (iii) make copies of each Beatnik Technology solely to the extent necessary to exercise its rights in clause (i) and (ii) above, it being understood that such copies shall only reside on the network servers, mirror sites, caching servers or equivalent devices under the control of MTVi or Affiliates of MTVi. Other than as expressly provided in this Section 6(a), MTVi shall have no right to sublicense, distribute, use, modify or create derivative works of the Beatnik Technology except with prior written consent. Any MTVi Affiliate Site using or distributing the Beatnik Technology pursuant to this Section 6(a) shall include the name and logo of Beatnik, subject to compliance with Beatnik's Trademark Usage Guidelines attached hereto as Schedule C.

     (b) Beatnik shall provide MTVi Affiliate Sites and their website developers phone, web and on-site support in a manner consistent with the terms and conditions set forth on Schedule B. Beatnik will provide Users web support via email in a manner consistent with the manner in which Beatnik provides such support to end users of Beatnik Technology in general.

     (c) If Beatnik makes an alpha and/or beta software program with respect to new alpha or beta versions of Beatnik Technology, which program is made generally available to Beatnik's relationship partners, Beatnik shall allow MTVi to participate in such program on the same terms and conditions as such relationship partners.

7.   Content License.

     Subject to and in accordance with the terms, conditions, restrictions and limitations contained in this Agreement, Beatnik grants to MTVi and the MTVi Affiliate Sites, a world-wide, royalty-free, license for the Term to (i) distribute the Beatnik Content provided to MTVi by Beatnik pursuant to Section 2 and Section 4 of this Agreement from the MTVi Affiliate Sites as expressly provided in Section 2 and Section 4 of this Agreement and with regard to uses other than Section 2, Section 4, and Section 10 subject to applicable third party consent, and (ii) make copies of Beatnik Content provided to MTVi by Beatnik pursuant to Section 2 and Section 4 of this Agreement to the extent necessary to exercise its rights in clause (i) above, it being understood that such copies shall only reside on the network servers, mirror sites, caching servers or equivalent devices under the control of Beatnik and will appear to reside on the MTVi Affiliate Sites. Other than as expressly provided in this
Section 7, MTVi shall have no right to sublicense, distribute, use, modify or create derivative works of the Beatnik Content except with Beatnik's prior written consent. This license shall be non-exclusive except for those terms hereunder expressly providing for an exclusive license.

8.   Trademark License.

     Beatnik hereby grants to MTVi and the MTVi Affiliate Sites a non-exclusive, worldwide, royalty free license during the Term to use, reproduce and display the Beatnik name and logo (i) to indicate the location of the Beatnik Content as set forth herein and (ii) in connection with the marketing and promotion of Beatnik by MTVi, subject to MTVi's compliance with Beatnik's Trademark Usage Guidelines attached hereto as Schedule C. Beatnik shall have the right to approve the appearance and placement of the Beatnik name and logo in any marketing and promotion materials created by MTVi in accordance with the terms of Sections 2, 3 and 4. To the extent allowed under the applicable license grant to Beatnik, Beatnik grants MTVi the right to use the names of the artists who created the Beatnik Content provided by Beatnik to MTVi pursuant to Sections 2, 3 and 4 of this Agreement, to the extent that such names are included in such Beatnik Content being used. Beatnik will notify MTVi of the extent to which such names may be used.

9.   Ownership of Trademarks.

     Each party hereby covenants and agrees that the trademarks, trade names, service marks of the other party are and shall remain the sole and exclusive property of that party and neither party shall hold itself out as having any ownership rights with respect thereto. Any and all goodwill associated with the use of a party's name and logo shall inure directly and exclusively to the benefit of such party.

10.  Syndication Rights.

     Beatnik grants MTVi a royalty free, non-exclusive, worldwide license during the Term to syndicate any Beatnik-owned features appearing on the Co-Branded Pages, including, without limitation, any Beatnik Content and Beatnik Technology; each syndication to be approved by Beatnik in writing. With respect to audience measurement, any such syndicated or sublicensed features from the Co-Branded Pages shall be attributed to both Beatnik and MTVi and both Beatnik and MTVi shall represent the same to any third party, subject to the mutual approval of the specific form of such attribution. If in any case a third party audience measurement firm requires that attribution be assigned to either MTVi or Beatnik but not both, then such attribution shall be assigned to MTVi.

11.  Users' Usage Data.

     (a) Beatnik hereby acknowledges and agrees that MTVi shall own all information concerning Users' usage of the Beatnik Content made available on the MTVi Affiliate Sites and other customer data and information MTVi collects and retains from the use of the Co-Branded Pages or any other webpages on the MTVi Affiliate Sites (the "Usage Data"). Notwithstanding the foregoing, MTVi and Beatnik shall both have a right to use any registration data provided by Users of the MTVi Affiliate Sites who download Beatnik software from the MTVi Affiliate Sites, provided that (i) Beatnik must comply with MTVi's stated privacy policies and the Online Privacy Guidelines, (ii) MTVi must comply with Beatnik's stated privacy policies and (iii) neither party may sell or otherwise transfer such registration data without the written consent of the other party.

     (b) MTVi shall make reasonable efforts to provide Beatnik the Usage Data and quarterly reports summarizing the Usage Data on an aggregate basis and in such a manner that is reasonably relevant to Beatnik's product development efforts.

     (c) In no case is either party obligated to collect or provide to the other party any User information in a manner that would (i) violate any state or federal law governing a person's privacy or (ii) contravene the intent of its stated privacy policy or the Online Privacy Guidelines attached hereto.

     (d) Beatnik shall provide MTVi with quarterly reports summarizing the number of downloads of Beatnik software to Users linking from the MTVi Affiliate Sites in connection with the promotions set forth in Section 3.2(d).

     (e) Beatnik shall have the right, and MTVi acknowledges and agrees that Beatnik will have the right, to disclose to its third party licensor of information included in an Application the email addresses provided by Users when such Users request information regarding the artist appearing (or whose music appears) in such Application, subject to the Online Privacy Guidelines attached hereto as may be amended from time to time and applicable law.

12.  Designated Liaison.

     Each party shall designate one or more persons, who are either an employee or independent contractor to serve as a liaison through which the other party may present business opportunities (the "Liaison"). MTVi shall designate one person who is a Manager or above from its strategic partnership group and two persons who are Directors or above from its senior production staff as Liaisons. Beatnik covenants that it will provide product use training in person to three senior members of the MTVi production staff. MTVi agrees to permit the Liaisons to make reasonable efforts to initiate business strategy discussions between Beatnik and other members of MTVi Internet projects. The failure of a Liaison to successfully generate any interest in any business opportunity or if any discussions fail to lead to a definitive agreement shall not constitute a breach of this Agreement.

13.  No Agency.

     Beatnik agrees that it is not an agent of MTVi or any Affiliate of MTVi in any way. MTVi agrees that it is not an agent of Beatnik in any way. Beatnik covenants that it shall not represent itself as an agent of MTVi or any Affiliate of MTVi with the power to select and/or specify elements that will appear on MTVi Affiliate Sites.

14.  Representations, Warranties and Agreements.

     Each party represents and warrants that it has the right and power to enter into and fully perform this Agreement and to make the commitments it makes herein and to perform fully its obligations hereunder. Beatnik represents and warrants that it has obtained, or will have obtained when such Beatnik Technology or Beatnik Content is delivered to MTVi or any MTVi Affiliate Site, all necessary licenses, permissions and consents required to license the MTVi Affiliate Sites to use and/or distribute the applicable Beatnik Technology and Beatnik Content in accordance with the terms of this Agreement, including, without limitation, all sync licenses, artist consents, or digital sound recording performance licenses.

15.  Copyright License Fees and Union Payments.

     Beatnik shall promptly and fully pay: (i) any fees that become payable as a result of the public performance or distribution of any sound recording embodied in any Beatnik Content or Application provided by Beatnik to MTVi pursuant to this Agreement and arising directly from such Beatnik Content or Application distributed from the MTVi Affiliate Sites; (ii) any fees that become payable as a result of the public performance or distribution of any underlying works embodied in any Beatnik Content or Application provided by Beatnik to MTVi pursuant to this Agreement and arising directly from such Beatnik Content or Application distributed from the MTVi Affiliate Sites; (iii) any fees due any third party pursuant to a collective bargaining agreement covering the creation and exploitation of the Beatnik Content or Applications distributed from the MTVi Affiliate Sites and arising directly from such Beatnik Content or Application provided by Beatnik to MTVi pursuant to this Agreement, and (iv) any fees that became payable as a result of any sync license or mechanical license obtained for Beatnik Content or Application provided by Beatnik to MTVi pursuant to this Agreement.

16.  Indemnification.

     (a) Beatnik, at its own expense, will indemnify, defend and hold harmless MTVi and the MTVi Affiliate Sites and any employees, representatives, agents of MTVi or any Affiliate of MTVi (each a MTVi Indemnified Person), from and against any and all claims made by a third party and all damages, liabilities, costs and expenses (including legal expenses and reasonable counsel fees) arising therefrom brought against any MTVi Indemnified Person arising from (i) any breach of Beatnik's representations, warranties or undertakings hereunder, (ii) a claim that any trademark, service mark or other brand, feature, any Beatnik Technology, Beatnik Content or Application provided by Beatnik for use and/or distribution by the MTVi Affiliate Sites pursuant to this Agreement infringes in any manner any copyright, patent, trademark, trade secret or any other intellectual property right of any third party, is or contains any material or information that is defamatory, libelous, slanderous, or that violates any law or regulation, or that otherwise violates any rights of any person or entity, including, without limitation, rights of publicity, privacy or personality, or
(iii) the terms of any applicable collective bargaining agreement. Such MTVi Indemnified Party shall provide Beatnik with prompt notice of any such claim which could result in indemnification hereunder, but failure to so notify Beatnik shall not affect Beatnik's obligations to indemnify hereunder unless such failure prejudices Beatnik's ability to defend the claim. Such MTVi Indemnified Person shall provide reasonable assistance in any defense or settlement at Beatnik's expense, and shall permit Beatnik to assume and control the defense of such action (unless a conflict or potential conflict exists between Beatnik and MTVi Identified Person) upon Beatnik's written notice to the MTVi Indemnified Person of its obligation to so indemnify, so long as Beatnik does not enter into any settlement or compromise of any such claim which would result in any liability to any MTVi Indemnified Party, without the MTVi Indemnified Person's prior written consent which will not be unreasonably withheld.

     (b) MTVi, as its own expense, will indemnify, defend and hold harmless Beatnik and its employees, representatives, agents and Affiliates (each a "Beatnik Indemnified Person"), from and against any and all claims made by a third party and all damages, liabilities, costs and expenses (including legal expenses and reasonable counsel fees) arising therefrom brought against a Beatnik Indemnified Person arising from (i) any breach of MTVi's representatives, warranties or undertakings hereunder, (ii) a claim that any trademark, service mark or other brand feature, any material, product or service produced, distributed, offered or provided by MTVi for use and/or distribution by the MTVi Affiliate Sites, other than any claim arising in connection with or relating to any Beatnik Content, Application, Beatnik Technology, or any trademark, trade secret, patent, copyright or other intellectual property owned or controlled by Beatnik or its Affiliates, infringes in any manner any copyright, patent, trademark, trade secret or any other intellectual property right of any third party, is or contains any material or information that is defamatory, libelous, slanderous or that violates any law or regulation, or that otherwise violates any rights of any person or entity, including without limitation, rights of publicity, privacy or personality or (iii) the terms of any applicable collective bargaining agreement. Such Beatnik Indemnified Person shall provide MTVi with prompt notice of any such claim which could result in indemnification hereunder, but failure to so notify MTVi shall not affect the MTVi's obligations to indemnify hereunder unless such failure prejudices MTVi's ability to defend the claim. Such Beatnik Indemnified Person shall provide reasonable assistance in any defense or settlement at MTVi's expense, and shall permit MTVi to assume and control the defense of such action (unless a conflict or potential conflict exists between Beatnik and MTVi Identified Person) upon MTVi's written notice to the Beatnik Indemnified Person of its obligation to so indemnify, so long as MTVi does not enter into any settlement or compromise of any such claim which would result in any liability to any Beatnik Indemnified Party, Beatnik or its Affiliates without the Beatnik Indemnified Person's prior written consent which will not be unreasonably withheld.

17.  Limitation of Liability.

     UNDER NO CIRCUMSTANCES SHALL BEATNIK, MTVi, OR ANY AFFILIATE BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EACH PARTY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY FOR FITNESS FOR A PARTICULAR PURPOSE IN REGARDS TO ANY PRODUCT OR SERVICE PROVIDED HEREUNDER EXCEPT FOR ANY THIRD PARTY CLAIM ARISING FROM AN OFFLINE, NON-INTERNET USE OF BEATNIK CONTENT BY MTVI BEYOND THOSE USES PERMITTED UNDER THIS AGREEMENT.

18.  Notices.

     Except as otherwise specifically provided herein, all notices hereunder shall be in writing and shall be given by registered or certified mail or Federal Express or similar carrier (prepaid), at the respective addresses hereinabove set forth, or such other address or addresses as may be designated by either party. Such notices shall be deemed given when mailed or delivered to a Federal Express office, except that notice of change of address shall be effective only from the date of its receipt. A copy of each notice sent:

                    If to MTVi:

                    MTVi
                    770 Broadway, 10th Floor,
                    New York, New York 10003
                    Attn:  General Counsel

                    If to Beatnik:

                    Beatnik, Inc.
                    2600 South El Camino Drive
                    San Mateo, CA 94403
                    Attn:  General Counsel

19.  Assignment.

     Neither party may assign this Agreement or its rights hereunder in whole or in part to any person without the prior written consent of the other party except if such person is acquiring all or substantially all of the assets of the party. Any assignment in violation of this Section 19 shall be null and void.

20.  Term and Termination.

     (a) Term. The term of this Agreement shall commence on the date hereof and continue for a period of two years (the "Term").

     (b) Termination. Either party may terminate this Agreement at any time in the event of a material breach by the other party of any term, representation or warranty which remains uncured after thirty (30) days written notice thereof. Either party may terminate this Agreement immediately if the other party becomes or is declared insolvent or bankrupt, is the subject of any proceeding related to its liquidation or insolvency which is not dismissed within ninety (90) calendar days or makes an assignment for the benefit of creditors.

     (c) Notwithstanding any termination of this Agreement, this Section 20(c) and Sections 1, 2.2(d), 9, 11, 13, 16, 17, 18, 22 and 23 shall remain in full force and effect.

21.  Confidentiality.

     (a) Each party covenants to the other party that it will not, either directly or indirectly through any officer, director, employee, agent or otherwise, disclose this Agreement, any provisions of this Agreement (except to the extent such disclosure is required by law to be disclosed or this Agreement becomes generally available to the public other than as a result of a disclosure in violation of this Agreement) nor any Confidential Information of the other party either in whole or in part, without the prior written consent of the other party.

     (b) Any public announcement, filing, release or similar publicity with respect to this agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as determined by mutual agreement of the parties.

22.  Issuance of Shares

     (a) In consideration of MTVi's entering into this Agreement and the services already provided to Beatnik by MTVi, Beatnik is hereby issuing to MTVi 800,000 shares of Beatnik's Series E Preferred Stock, par value $.001 per share (the "Shares"). 400,000 of such Shares shall be subject to repurchase by Beatnik in accordance with Section 22(b) hereof. Pursuant to the Series E Stock Purchase Agreement, dated as of the date hereof, by and among Beatnik, MTVi and others (the "Stock Purchase Agreement") Beatnik has sold to MTVi on the date hereof 600,000 shares of Series E Preferred Stock, par value $.001 per share. It is hereby acknowledged and agreed that (1) the representations and warranties of Beatnik and the representations and warranties of MTVi contained in the Stock Purchase Agreement are hereby incorporated in this Agreement with respect to the Shares and are hereby being made on the date hereof by Beatnik for the benefit of MTVi and by MTVi for the benefit of Beatnik, as the case may be, with respect to the Shares, and (2) the terms and conditions of the Stock Purchase Agreement are incorporated herein by reference and made a part hereof with respect to the Shares.

     (b) Beatnik shall have the right to cause MTVi to forfeit 400,000 of the Shares as follows: (i) if on or prior to the first anniversary of the date hereof any of the milestone events listed on Schedule E under the heading "First Anniversary Milestones" has not occurred (nor deemed to have occurred) and have not been satisfied nor waived in writing, or (ii) if between the first anniversary of the date hereof and the date eighteen months from the date hereof the event listed on Schedule E under the heading "Eighteen Month Milestone" has not occurred (or deemed to have occurred ) or been satisfied or waived in writing, then upon written notice to MTVi specifying which milestones have not occurred (nor deemed to have occurred) and have not been satisfied or waived in writing (the "Forfeiture Notice") given no later than 30 days after such first anniversary date in the case of clause (i) or eighteen month date in the case of clause (ii), Beatnik shall have the right to cause forfeiture from MTVi of a number of Shares (the "Unearned Shares") equal to the product of (i) 50,000 and
(ii) the number of milestone events which have not occurred (nor deemed to have occurred) and not been satisfied or waived in writing, as the case may be, on or prior to such first anniversary date in the case of clause (i) or eighteen month date in the case of clause (ii). MTVi shall forfeit to Beatnik the Unearned Shares no later than 20 days after such Forfeiture Notice is received by MTVi.

     (c) If a milestone event listed on Schedule E occurs (or is deemed to have occurred), or has been satisfied or waived in writing on or prior to (i) the first anniversary of the date hereof in the case of the events listed under the heading "First Anniversary Milestones" or (ii) the date eighteen months after the date hereof in the case of the event listed under the heading "Eighteen Month Milestone," then on the date such event occurs (or is deemed to have occurred), is satisfied or waived in writing, as the case may be, 50,000 Shares shall no longer be subject to forfeiture to Beatnik under this Agreement and Beatnik shall, within 10 business days, cause the legend referred to in
Section 22(f) hereof to be removed from the certificates representing such Shares. During the period that any Share is subject to forfeiture by Beatnik under this Agreement, such Share shall be referred to herein as a "Restricted Share."

     (d) If a milestone event does not occur or has not been satisfied and such nonoccurrence or failure to satisfy is the result of (or substantially the result of) Beatnik's action or inaction or the occurrence of an event under Beatnik's control, including without limitation, failure to timely provide the requisite Beatnik Content, Application, Mixman Studio or Beatnik Technology to MTVi, then for all purposes of this Agreement the milestone event shall be deemed to have occurred.

     (e)  (i)   With respect to any Restricted Share, for the period from the date hereof until the date on which any such Restricted Share is no longer subject to forfeiture to Beatnik pursuant to Section 22(b) or (c) hereof, MTVi may not sell, transfer, pledge, or otherwise encumber or dispose of such Restricted Share and such Restricted Share shall not be transferable, including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge, or in any other similar manner.

          (ii) The Shares shall not be transferred except in accordance with this Agreement (including pursuant to Section 3.6 of the Stock Purchase Agreement which is incorporated herein pursuant to Section 22(a)) or the Amended and Restated Rights Agreement, dated as of the date hereof by and among Beatnik and the shareholders listed on Exhibit A thereto, as each may be amended, modified and supplemented from time to time.

     (f) If there is a dispute between the parties as to whether a milestone event has occurred, is deemed to have occurred or has been satisfied or waived, the parties will arrange for Lorraine Harriton and Nicholas Butterworth to discuss the matter and attempt to resolve any dispute.

     (g) The stock certificates evidencing the Shares shall be delivered to MTVi on the date hereof. All certificates representing Restricted Shares shall bear the following legend reflecting the applicability of this Agreement to the Restricted Shares represented by such certificate. Beatnik shall cause such legend to be removed from the certificates representing each Restricted Share on the date such share is no longer subject to forfeiture by Beatnik pursuant to
Section 22(b) or (c) hereof.

          THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE AGREEMENT AMONG MTVI AND BEATNIK DATED MARCH 10, 2000. SUCH AGREEMENT PROHIBITS THE TRANSFER OF THESE SHARES UNTIL CERTAIN MILESTONES ARE MET. ANY TRANSFER OF THESE SHARES IN VIOLATION OF SUCH AGREMEENT SHALL BE NULL AND VOID. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BEATNIK.

     (h) The stock certificates evidencing the Shares that are delivered hereunder shall bear restrictive legends to the extent required by Section 3.7 of the Stock Purchase Agreement which is incorporated herein pursuant to Section 22(a).

     (i) If MTVi fails to comply with any of its obligations under this Agreement and such obligations comprise Milestone Events listed on Schedule E, then Beatnik's sole remedy with respect to such noncompliance by MTVi shall be the forfeiture of Restricted Shares pursuant to this Section 22.

23.  Miscellaneous.

     (a) This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or terminated except by an instrument signed by both an officer of MTVi and an officer of Beatnik. This Agreement supersedes all prior and contemporaneous understandings, agreements and discussions between the parties with respect to the subject matter hereof, including without limitation, the letter agreement between the parties dated as of February 16, 2000. A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

     (b) Notwithstanding anything to the contrary herein, the parties hereto shall be deemed independent contractors and nothing herein shall be construed as establishing a joint venture or partnership.

     (c) This Agreement shall be deemed entered into the State of New York, and the validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, with respect to the determination of any claim, dispute or disagreement which may arise out of the interpretation, performance, or breach of this Agreement.

     (d) The parties hereto are sophisticated and have had the opportunity to be represented by lawyers throughout the negotiation of this Agreement. As a consequence, the parties do not believe that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive their effects.

     (e) This Agreement shall not become effective until executed by the parties hereto.

     (f) Each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this Agreement seeks (i) to enforce its rights under this Agreement by legal proceedings or otherwise or (ii) damages arising from and relating to a breach of any representation, warranty, covenant or agreement made hereunder, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

     (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

ACCEPTED AND AGREED:

MTVN ONLINE, L.P.                                BEATNIK, INC.

By:                                              By: /s/ Lorraine Hariton
   _________________________________                ----------------------------
Title: CEO and President                         Title: President & CEO
      ------------------------------

                                   SCHEDULE A

                            TOP LINE ARTIST CRITERIA

Online reviews, press reviews or club scene articles:

                                RollingStone.com
                                  Provide.com
                                    Spin.com
                             EntertainmentWeek.com
                                   People.com
                                   Launch.com
                                Artistdirect.com
                                    Vibe.com
Online reviews for determining number of chats:

                                RollingStone.com
                                  Provide.com
                                    Spin.com
                             EntertainmentWeek.com
                                   People.com
                                   Launch.com
                                Artistdirect.com
                                    Vibe.com
                                                                              23

                                   SCHEDULE C

                                LEADER'S PROGRAM


The Beatnik Leaders Program shall consist of the following products and services:

   (a) Products:

        (i)   Beatnik Leaders Kit - This kit shall include the following items:

                  (1) Exclusive Beatnik tutorials and case studies
                  (2) Exclusive Beatnik sonification style guide
                  (3) Exclusive Beatnik "Branding with Sound" white paper

        (ii) Beatnik Pro Version Tools - These tools shall include the following items:

                  (1) Beatnik Editor Pro with MP3
                  (2) Beatnik Converter Pro with MP3
                  (3) Beatnik Actionset Pro for Dreamweaver
                  (4) Beatnik Xtra Pro for Director

                  Each of the Beatnik Tools comes with 15 licenses for the individuals listed in Exhibit C. Each such license is subject
                                        ---------
                  to the terms and conditions of this letter agreement.

   (b) Services:

        (i) One year access to controlled "Leaders only" discussion boards for technical support

        (ii)  One year priority email technical support

        (iii) Value Added Developer support for reselling Beatnik content and/or technology such as Groovegrams, and Web Site Soundtracks (Jook Joints)

   You will receive one (1) copy of the Beatnik Leaders Kit for every person listed in Exhibit A, which will contain further details concerning Services,
             ---------
   including without limitation, time periods in which Services are available, the location of such discussion boards and the email addresses where technical and value-added support can be obtained. These Beatnik Leaders Kits are licensed to you pursuant to the terms and conditions set forth herein and the terms and conditions set forth in the end user licenses in the Beatnik Leaders Kits delivered to you.

   (c) Optional Services: The following Optional Services will be provided to you by us for the fees set forth below:

        (i)   Training Options:

               (x) In-House Training (recommended):  At a fee to be mutually agreed upon by the
                                                       parties, plus expenses.
               (y) Quarterly workshops, see below.

        (ii)  Support Options:

               (x) A la carte Telephone Support:  At a fee to be mutually agreed upon by the parties.
               (y) Eight hours Telephone Support per month:  No charge.

        (iii) Additional Sonifiers:

               (x) Per person over 15 listed in Exhibit A:  At a fee to be
                                                ----------
               mutually agreed upon by the parties.

        (iv) Travel expenses and additional in-house training that has not been listed here, as well as any telephone support that we provide that is not covered by an existing telephone support package, including any telephone support in excess of any five-hour optional service package you may have purchased, will be billed as described above and you will receive an invoice for such amounts on not less than a monthly basis. All payments shall be due and payable within 30 days of our sending of such invoice. Your failure to pay such amounts may result in the termination of our relationship in which case you will be required to immediately return all Beatnik Leaders Kits and Beatnik Tools that have been licensed to you as part of the Program, and delete any and all copies of the Beatnik Tools from the hard drives of the computers on which they have been installed.

        (v) Quarterly workshops available in Boston, New York, Chicago, San Francisco, and Los Angeles. These will be optional and subject to an additional charge. Contact Bill Foster (bill@beatnik.com) for details.
                                                ----------------

WE DO NOT GUARANTEE THE BEATNIK LEADERS KITS OR TOOLS AND THEY ARE BEING PROVIDED TO YOU WITHOUT ANY WARRANTY OF ANY KIND. IN PARTICULAR, PLEASE NOTE THAT WE EXPRESSLY REJECT ALL WARRANTIES OF ANY KIND RELATED TO THE LEADERS KIT, TOOLS OR TECHNICAL SUPPORT, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

Your participation in the Program does not in any way transfer to you any ownership interest in the Beatnik Leaders Kits or Beatnik Tools, and all ownership rights to such Beatnik Leaders Kits and Beatnik Tools remains with us. As a participant in the Program your company will be granted 15 non-exclusive and non-transferable licenses to use the Beatnik Leaders Kits and Beatnik Tools for the term of the Agreement. To validate the licenses granted to your company by Beatnik as a part of this program, you must list in Exhibit A all individuals
                                                       ---------
who will be using Beatnik Leaders Kits and Beatnik Tools. Up to 15 individuals within your company will be included with your entry to the Program. Additional licenses are available below at additional cost. Only individuals listed in Exhibit A as the "Head Sonifier" or the "Sonifiers" may use the Beatnik Leaders
---------
Kits and Beatnik Tools, unless otherwise agreed to by us in writing. You may not copy, distribute, otherwise disseminate or modify the Beatnik Leaders Kits. You may not copy, distribute, otherwise disseminate, modify, reverse engineer or attempt to decompile the Beatnik Tools. Any such actions shall terminate your participation in the Beatnik Leaders Program and, in addition to any other remedies we may have, you will be required to immediately return any and all copies of the Beatnik Leaders Kits and Beatnik Tools to us and delete any and all copies of the Beatnik Tools from the hard drives of the computers on which they have been installed. The provisions of this paragraph will survive termination of your participation in the Beatnik Leaders Program.

In addition, Beatnik reserves the right to terminate your participation in the Leaders Program immediately if, in Beatnik's sole but reasonable discretion, you use the Beatnik Leaders Kit or the Beatnik Tools in an inappropriate or unauthorized manner, including, but not limited to, use in connection with pornographic or illegal sites or activities, or in a manner that may tarnish Beatnik's trademarks and/or service marks and their attendant goodwill. Upon termination of your participation in the Leaders Program, all licenses granted hereunder shall terminate, and you will be required to immediately return any and all copies of the Beatnik Leaders Kits and Beatnik Tools to us and delete any and all copies of the Beatnik Tools from the hard drives of the computers on which they have been installed.

Exhibit A to Beatnik Leaders Program
------------------------------------



Head Sonifier & Sonifier
 Head Sonifier (Sonifier #1)


     Name: ____________________________                                      Sonifier #5

     Signature:________________________                                      Name: ____________________________

     E-mail: __________________________                                      E-mail: __________________________

     Phone: ___________________________                                      Phone: ___________________________

     Title: ___________________________                                      Title: ___________________________


     Sonifier #2                                                             Sonifier #6

     Name: ____________________________                                      Name: ____________________________

     E-mail: __________________________                                      E-mail: __________________________

     Phone: ___________________________                                      Phone: ___________________________

     Title: ___________________________                                      Title: ___________________________


     Sonifier #3                                                             Sonifier #7

     Name: ____________________________                                      Name: ____________________________

     E-mail: __________________________                                      E-mail: __________________________

     Phone: ___________________________                                      Phone: ___________________________

     Title: ___________________________                                      Title: ___________________________


     Sonifier #4                                                             Sonifier #8

     Name: ____________________________                                      Name: ____________________________

     E-mail: __________________________                                      E-mail: __________________________

     Phone: ___________________________                                      Phone: ___________________________

     Title: ___________________________                                      Title: ___________________________



Sonifier #9                                                             Sonifier #13

Name: ____________________________                                      Name: ____________________________

E-mail: __________________________                                      E-mail: __________________________

Phone: ___________________________                                      Phone: ___________________________

Title:____________________________                                      Title:____________________________


Sonifier #10                                                            Sonifier #14

Name: ____________________________                                      Name: ____________________________

E-mail: __________________________                                      E-mail: __________________________

Phone: ___________________________                                      Phone: ___________________________

Title:____________________________                                      Title:____________________________


Sonifier #11                                                            Sonifier #15

Name: ____________________________                                      Name: ____________________________

E-mail: __________________________                                      E-mail: __________________________

Phone: ___________________________                                      Phone: ___________________________

Title:____________________________                                      Title:____________________________


Sonifier #12

Name: ____________________________

E-mail: __________________________

Phone: ___________________________

Title:____________________________


                                   SCHEDULE C

                           Trademark Usage Guidelines


BEATNIK TRADEMARK USAGE GUIDELINES
----------------------------------

Beatnik's Trademarks and Logos
------------------------------

     The following words and logos are trademarks of Beatnik, Inc. in the United States and/or other countries:

     "Beatnik(R)"

     "Mixman(R)"

     Beatnik Logo

     The foregoing shall be referred to herein, collectively, as the "Beatnik Marks."

Guidelines for Usage
--------------------

     Beatnik has established the following set of Guidelines to be followed in all collateral, advertising, and related activities in which Beatnik's logo and trademarks are used.

Graphic Element
---------------

     Always use production-quality art (electronic or camera-ready) to reproduce the Beatnik name and/or logo.

Trademark Requirements
----------------------

1. At the first mention of a Beatnik trademark in the body or printed or on-line material, proper notice of trademark ownership ( e.g. or (R)) must appear. If the first mention is in a headline, the or (R) does not have to appear at that mention, provided there is text following where the notice does appear.

2. When writing about Beatnik, its products or technology, trademarks must be used as adjectives.

3. Advertising and all other printed materials must include credit lines for Beatnik products and/or technologies. If more than one Beatnik trademark is used, all trademarks may be incorporated into one sentence. A sample credit line that meets these criteria is as follows:

     The following are trademarks of Beatnik, Inc.: Beatnik(R) Mixman(R) and the Beatnik logo.

Quality Control and Ownership
-----------------------------

1. MTVi shall ensure that all advertisements, marketing materials or other documents on which Beatnik's Marks are placed (the "Marked Materials") shall not reflect adversely upon the good name of Beatnik. MTVi acknowledges that if the Marked Materials distributed by MTVi were of inferior quality in design, material or workmanship, the substantial good will which Beatnik has established and now possesses through Beatnik's Marks would be impaired. Accordingly, MTVi agrees that the Marked Materials shall be of high standard and of such nature, style, appearance and quality as shall be adequate and suited to the protection of the Marks and the goodwill associated therewith.

2. MTVi shall submit for approval, free of cost, two samples to Beatnik of Marked Materials prior to their dissemination or distribution in order to allow Beatnik to determine whether (a) such Marked Materials are compliant with this Agreement, and (b) such Marked Materials are of a high standard and of such nature, style, appearance and quality as to be adequate and suited to the protection and enhancement of Beatnik's Marks and the goodwill associated therewith. If Beatnik disapproves of any sample of the Marked Materials, Beatnik shall provide MTVi with the specific reasons for such disapproval within ten (10) working days after receipt thereof. Failure of Beatnik to approve or disapprove such samples within such ten (10) working day period shall automatically be deemed approval thereof. Once such Marked Materials have been approved by Beatnik, MTVi shall not institute any material changes in the standards, specifications or quality of the Marked Materials, without first obtaining the approval of Beatnik to such Marked Materials as changed.

3. Beatnik shall have the right to conduct spot checks at MTVi's facilities and elsewhere on Marked Materials.

4. MTVi shall promptly make all such changes to the Marked Materials as Beatnik shall request to protect the value of Beatnik's Marks or MTVi shall not use Beatnik's Marks on such non-conforming Marked Materials.

5. MTVi shall not use Beatnik's Marks, or any part thereof, as part of, or display such Beatnik's Marks in conjunction with, any other names or trademarks except with Beatnik's prior written approval. MTVi shall not use any of Beatnik's Marks or any confusingly similar or diluting mark, term or design, except as expressly authorized in this Agreement, and MTVi shall not attempt to register or aid any third party in using or attempting to register any such mark, term or design. MTVi shall not use any of Beatnik's Marks in any manner that will indicate that it is using such mark other than as a licensee.

6. Refusal to submit samples, or non-compliance with this Agreement and these guidelines will result in Beatnik's right to revoke MTVi's license to use Beatnik's Marks.

7. Beatnik's Marks and the goodwill associated therewith are and remain Beatnik's exclusive property. MTVi shall acquire no right, title or interest in Beatnik's Marks or the goodwill associated therewith other than the limited right to use Beatnik's Marks, as described by the express terms of this Agreement. All usage of Beatnik's Marks shall inure to Beatnik's benefit. MTVi shall not at any time do or suffer to be done any act which would impair Beatnik's Marks or the goodwill associated therewith. MTVi shall take any actions reasonable requested by Beatnik, including the execution of instruments, that may be necessary or appropriate to record Beatnik's rights to Beatnik's Marks in any jurisdiction and perfect these rights in Beatnik's name. MTVi agrees to take no action inconsistent with Beatnik's ownership of and interest in Beatnik's Marks, or assist any third party in doing any of the same. Under no circumstances will anything in this Agreement be construed as granting, by implication, estoppel or otherwise, any licenses or rights in Beatnik's Marks not explicitly granted to MTVi herein.

8. MTVi shall promptly notify Beatnik in writing of any actual or suspected infringement of Beatnik's Marks by a third party of which MTVi becomes aware and of any available evidence thereof. MTVi shall cooperate, at Beatnik's expense, with Beatnik's efforts to investigate, terminate and recover damages for any actual or suspected infringement of the trademarks or logo.

     Beatnik reserves the right to amend this Schedule at anytime.  MTVi shall
                                              ---------
use commercially reasonable efforts to cease use and/or distribution of the existing non-conforming Marked Materials, within ten (10) days after Beatnik makes the amendments to this Schedule available to MTV.
                             --------

                                   SCHEDULE D

                        MTVi ONLINE TRADEMARK GUIDELINES


     Pursuant to the Agreement, MTVi has granted to Beatnik the non-exclusive right to use the MTVi, MTV, VH1 and SonicNet name, trademark and logo attached as this Schedule D (the "Mark") solely in connection with, for the Term and as permitted under this Agreement. Beatnik will not use the Mark in any other manner other than as authorized herein.

     1. All proprietary rights, title, interest and control of the Mark, including any goodwill or other value generated in connection with the use of the Mark, in the Territory, shall at all times rest with MTVi, but MTVi does not thereby acquire any interest in Beatnik's business or revenues derived from that business. At no time shall Beatnik attempt to register the Mark or other materials identical, substantially similar to, or likely to cause confusion with MTVi's Mark.

     Beatnik shall comply with all reasonable requirements of MTVi for legal, creative or artistic reasons in connection with the use of the Mark in order to enable MTVi to protect and ensure consistency in the use of such Mark. Beatnik shall at all times use its reasonable endeavors to monitor any other unauthorized uses or misuses ("infringements") of the Mark, and shall promptly notify MTVi of any such infringements it discovers. Beatnik agrees to use reasonable efforts and cooperate with MTVi, upon MTVi's request and at MTVi's expense, in terminating infringing or unauthorized or wrongful uses of the Mark and undertakes to furnish any documentary evidence or evidentiary materials which MTVi may reasonably require for the purpose of terminating such uses. In addition, Beatnik undertakes to use its reasonable efforts to assist and cooperate with MTVi, at MTVi's expense, in the prosecution of any lawsuits, legal actions or other proceedings which, in the option of MTVi, are necessary or advisable to protect the Mark. The expense of such proceedings shall be borne by MTVi. The right to protect such mark, as well as the right to determine in all respects the manner of protection, shall at all times rest exclusively with MTVi.

     As between MTVi and Beatnik, all proprietary rights, title and interest, including, but not limited to, copyright, in the Mark shall rest exclusively with MTVi.

     2. Beatnik acknowledges that MTVi is the owner of the Mark and of all ideas, concepts, trademark and copyrights in copyrightable subject matter comprised in the Mark. It is understood and agreed that Betnik shall not acquire and shall not claim any title to the Mark by virtue of the license granted to Beatnik or through Beatnik's use of the Mark, the parties agreeing that all use of the Mark by Beatnik shall inure for the benefit of the MTVi. Beatnik will reasonably undertake to execute any instruments, acknowledgments, assignments or similar documents MTVi reasonably deems necessary or advisable to confirm or effectuate MTVi's ownership of said subject matter. Beatnik further acknowledges the validity of the Mark and of MTVi's other trademarks and Content, and agrees not to institute or participate in any proceedings which challenge the validity of such Mark and/or other trademark and Content, or of MTVi's ownership thereof.

     3. Beatnik will not use the Mark to disparage MTVi, its products or services, or promotional goods or for products which, in MTVi's reasonable judgment, may diminish or otherwise damage MTVi's goodwill in the Mark, including but not limited to uses which could be deemed to be obscene, pornographic, excessively violent, or otherwise in poor taste or unlawful, or which purpose is to encourage unlawful activities. Beatnik will not imitate the Mark in any of Beatnik materials, including advertising, product packaging, and promotional materials and press materials. Beatnik will use only MTVi's authorized electronic artwork of the Mark as a link to the Site or for permitted advertising and marking under this Agreement. The Mark must always be an active link to http://www.mtv.com., http://www.vh1.com or http://www.sonicnet.com, as applicable.

     4. Beatnik shall obtain written consent for any advertising, promotions and press releases using MTVi's Mark. MTVi shall use all reasonable efforts to provide approval/comments on any submitted advertising and promotions within three (3) business days or in less time as the circumstances reasonably warrant.

                                   SCHEDULE E
                                   ----------
                                Milestone Events

FIRST ANNIVERSARY MILESTONES

1. MTVi will use commercially reasonable efforts to promote one Featured Application on MTV.com per each 30 day period following Beatnik's delivery under Section 2.1(b) (7 days per such 30 day period MTV.com home-page and 3 days per such 30 day period 1 click below).
   .    Validated by MTVi Research Staff Reports and screen grabs.

2. MTVi will (a) offer the Mixman Studio product for sale on at least one MTVi Affiliate Site or the MTVi branded download area hosted on a third party site and, (b) approve the use of an MTVi logo on at least one in-store co-branded product which may consist of a hardware, content (such as featured artist D*plates), or software product.
    .   Validated by screen grabs and product.

3.  MTVi shall deliver at least 2 million Impressions per month in the aggregate.
    .      Validated by MTVi Research Staff Reports.

4. MTVi will incorporate Beatnik QuickClips in the "Emerging Artists" area of an MTVi Affiliate Site.
    .      Validated by the appearance of at least three Beatnik QuickClips.

5. At least one press release that involves Beatnik per quarter shall be released by MTVi.
    .      Validated by publicly available press releases.

6. MTVi will use commercially reasonable efforts to provide a joint web collaboration and event promotion mentioning Beatnik (e.g., Campus Tours, Spring Break).
    .      Validated by collateral marketing materials.

7. MTVi will use commercially reasonable efforts to make introductions on behalf of Beatnik to sister Viacom divisions of MTVi (i.e. Paramount Digital Entertainment, Nickelodeon Online, Blockbuster).
    .      Validated by introductory meetings with at least two additional
       Viacom online divisions -- staff at the Vice President or above level.

EIGHTEEN MONTH MILESTONE

1. MTVi will continue (i) to use commercially reasonable efforts to promote one Featured Application per each 30 day period following Beatnik's delivery under Section 2.1(b) on MTV.com (7 days per each 30 day period MTV.com home-page and 3 days per such 30 day period 1 click below, and (ii) MTVi will continue to incorporate three (3) Beatnik QuickClips in the "Emerging Artists" area of an MTVi Affiliate Site.
    .  Clause (i) validated by MTVi Research Staff Reports and screen grabs.
    . Clause (ii) validated by the appearance of at least three Beatnik Quick Clips.